Mail Stop 0306

March 14, 2005



VIA U.S. MAIL

Mr. David P. Reiland
Executive Vice President and Chief Financial Officer
Magnetek, Inc.
10900 Wilshire Boulevard, Suite 850
Los Angeles, California  90024

	Re:	Magnetek, Inc.
		Form 10-K for the year ended June 30, 2004
Form 10-Q for the period ended January 2, 2005
      File No. 001-10233

Dear Mr. Reiland:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




??

??

??

??